Exhibit 10.11

                                                 December 30, 1997



         TO:       Carl Valenti

         Dear Carl:

                   This will confirm our discussions concerning your retirement from Dow Jones and your subsequent consulting and non-competition agreements.

                   Consistent with your decision to retire from Dow Jones, you will continue as an employee of the company until March 31, 1998, at which time you will resign as an employee of the company (including its subsidiaries) and retire from service. Your salary will continue through March 31, 1998 at the current monthly rate of $37,750, and you will receive a pro rata contribution to your profit-sharing and supplemental executive retirement plan ("serp") accounts for the portion of 1998 that you remain an employee of the company. Simultaneously with the execution and delivery of this letter you are also executing and delivering the release and settlement agreement attached hereto as attachment 1.

                   Between now and March 31, 1998 you will have such duties as the company may reasonably specify, it being understood that your principal objectives will be to cooperate in an orderly and amicable transfer of your duties.

                   During the 21 month period commencing on April 1, 1998 and ending on December 31, 1999 you will (a) refrain from engaging in any business activity that is competitive in any material respect with the businesses of Dow Jones and its subsidiaries as they exist on the date hereof, and (b) provide such consulting services as Dow Jones may reasonably request from time to time in connection with the company's international newswire relationships and such other matters as the company may deem appropriate. Notwithstanding the foregoing, if Dow Jones divests itself of ownership of Dow Jones Markets in whole or in substantial part, your obligations under clause (a) will terminate on the first anniversary of the closing of such divestiture if such anniversary occurs before December 31, 1999.

                   In consideration of your agreements in this letter and in attachment 1 hereto, and in consideration of your performance of your consulting and non-competition obligations hereunder, Dow Jones will pay you an aggregate of $792,750 in 21 equal monthly installments of $37,750 each commencing on April 1, 1998 and ending on December 1, 1999. In addition, the company will credit your deferred compensation account (a) on December 31, 1998 with an amount equal to the sum of the amounts that would have been credited to your profit-sharing and serp accounts had you been an employee of the company between April 1, 1998 and December 31, 1998 having earned an aggregate salary during such 9 month period of $339,750, and
         (b) on December 31, 1999 with an amount equal to the sum of the amounts that would have been credited to your profit-sharing and serp accounts had you been an employee of the company on December 31, 1999 having earned an aggregate salary of $453,000 for the year then ended. Finally, (a) you may continue to use the parking space in the garage of 200 Liberty Street until December 31, 1998 (or, if earlier, until you sell your apartment at 21 South End Avenue), (b) you will continue to be entitled to the executive tax and financial planning benefit until April 15, 2000, (c) you will continue to be entitled to the executive physical exam benefit for the years 1998 and 1999, and (d) the company will provide you with a complementary subscription to its electronic information products until December 31, 1999.

                   The rights you have accrued to date in the company's employee and executive benefit, insurance, incentive, stock option and similar plans, programs and agreements will apply to you, except as expressly set forth herein, in the manner set forth therein. All of the provisions of the company's employee and executive benefit, insurance, incentive, stock option and similar plans, programs and agreements relating to retirement and retirees will apply to you in the manner set forth in those plans, programs and agreements. Without limiting the generality of the foregoing, contingent stock awards under the Executive Incentive Plan, if any, that may be granted to you under outstanding contingent stock rights will be granted pro rata and (a) in the case of the award in respect of the 1995-1998 performance period, in the amount called for by the agreement covering such award, and (b) in the cases of the awards in respect of the 1996-1999 and 1997-2000 award periods, in such amounts as the Compensation Committee may, in its discretion, determine as set forth in the agreements covering such awards.

                   The company will withhold from amounts due hereunder all applicable withholding taxes and other similar deductions.

                   Except to the extent that disclosure is required by law or stock exchange regulation the company's SEC filings or otherwise, you and Dow Jones will keep the terms of this agreement and the attached release and settlement agreement in strict confidence. Notwithstanding the above, you may disclose information in this agreement to your attorneys or tax advisors, provided they agree to keep the information confidential, and to government tax agencies, and you may disclose the non-competition provision of this agreement to potential employers or business associates. This letter agreement and the attached release and settlement agreement set forth the entire agreement between you and Dow Jones and supersede all prior agreements or understandings, whether oral or written.

                                       Very truly yours,

                                       /s/ Peter R. Kann

                                       Peter R. Kann


         Accepted and agreed upon:



           /s/ Carl M. Valenti
               Carl M. Valenti

                                                      Attachment 1

                        RELEASE AND SETTLEMENT AGREEMENT

              I, Carl M. Valenti, residing at 43 Spruce Road, East Windsor, NJ 08520, agree to retire from, and thereby terminate my employment with, Dow Jones & Company, Inc. ("Dow Jones") effective March 31, 1998. In consideration of the undertakings of Dow Jones and other consideration set forth in the letter (the "Letter") from Peter R. Kann to me of December 30, 1997, I do hereby release, acquit and forever discharge Dow Jones, it successors and assigns, and all employees of Dow Jones individually and collectively, from all grievances, claims, demands, actions and causes of action of any nature whatsoever arising out of or based on my employment or separation from employment by Dow Jones. I acknowledge and agree that I hereby relinquish any right to and shall be forever barred from bringing or instituting any action of any nature whatsoever, either individually or as a member of a class or group, based on my employment or separation from employment by Dow Jones in any federal, state or local judicial, quasi-judicial, administrative or other forum of competent jurisdiction in the United Sates or in any other country, including but not limited to arbitration proceedings, courts, agencies, commissions, the Equal Employment Opportunity Commission, the National Labor Relations Board, labor departments, or civil rights divisions or offices.

                   In addition to the waivers of claims or rights above, I waive any right that I may have to assert a claim of age discrimination under the Age Discrimination in Employment Act which prohibits my employer from discriminating against me on the basis of my age. I do so in return for the consideration specified in the Letter that I would not otherwise be entitled to. I do not waive any rights or claims that may arise after this date. I have been afforded 21 days to decide whether I should sign this Release and Settlement Agreement. I understand that I will have a period of seven days during which I may revoke this Release and Settlement Agreement and that this Release and Settlement Agreement will not become effective or enforceable until such seven-day period has expired. I am advised by Dow Jones that I should consult an attorney prior to signing this Release and Settlement Agreement.

                   I acknowledge and warrant that no promise or inducement not expressed herein or in the Letter has been made to me; that in executing this Release and Settlement Agreement I am not relying upon any other statement or representation made by any representative of Dow Jones; that the above-mentioned consideration constitutes full satisfaction and settlement of any such claims, demands, actions or causes of action, should any exist or if any were to be filed; that I am legally competent to execute this Release and Settlement Agreement; and that before signing it I read it thoroughly and understand its meaning and effect and have executed it fully cognizant of the rights I am relinquishing and the consideration therefor.



                                         /s/ Carl M. Valenti
                                             Carl M. Valenti

                                       Date:  12/31/97


         Witness: /s/ James A. Scaduto

         Date:        12/31/97